Exhibit 99.1

Eastern Insurance Holdings, Inc. Eastern Alliance Insurance Company Allied Eastern Indemnity Company Eastern Life & Health Insurance Company Employers Alliance, Inc.

DATE: September 27, 2007	FINANCIAL CONTACT:
Kevin Shook, Chief Financial Officer
(717) 735-1660
kshook@eains.com

FOR IMMEDIATE RELEASE

EASTERN INSURANCE HOLDINGS, INC. INCREASES

REPURCHASE AUTHORIZATION OF COMMON STOCK

(Lancaster, PA) – Eastern Insurance Holdings, Inc. (NASDAQ: EIHI) (“EIHI,” the “Company”) announced today that its board of directors has increased the repurchase authorization of its issued and outstanding shares of common stock by 1,000,000 shares. On August 2, 2007, the Company announced that its Board of Directors approved the repurchase of up to 1,046,500 shares of its issued and outstanding shares of common stock. Under this initial authorization, the Company has repurchased 866,234 shares as of September 26, 2007.

The Company now will have the right to repurchase issued and outstanding shares of common stock until an aggregate of 2,046,500 shares are repurchased, unless the Company’s board of directors further expands the program. The repurchases are authorized to be made from time to time in open market or privately negotiated transactions as, in management’s sole opinion, market conditions warrant. The repurchased shares will be held as treasury shares.

EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, a domestic life and health insurance company, an offshore specialty reinsurance company and a third-party claims administration company.

EIHI is located at 25 Race Avenue in Lancaster, Pennsylvania. The company’s Web address is www.easterninsuranceholdings.com.

The Eastern Alliance Insurance Building · 25 Race Avenue · P.O. Box 83777 · Lancaster, PA 17608-3777

888.654.7100 · Fax 717.399.3781 · www.easterninsuranceholdings.com · www.eains.com · www.elhins.com

August 2, 2007	EIHI Increases Repurchase of Common Stock

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes, a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Form S-1 Registration Statement, filed with the U.S. Securities and Exchange Commission and in our other public filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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